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                                                                    EXHIBIT 21.1

                            THE VANTIVE CORPORATION

                              LIST OF SUBSIDIARIES

                                    JURISDICTION OF    OWNERSHIP
        NAME OF SUBSIDIARY           INCORPORATION    PERCENTAGE
        ------------------          ---------------   -----------
Vantive Australia PTY Limited       Australia             100%
Vantive B.V                         The Netherlands       100%
Vantive Canada, Inc.                Canada                100%
Vantive France, SARL                France                100%
Vantive, GmbH                       Germany               100%
Vantive Singapore, PTE Ltd.         Singapore             100%
Vantive UK Limited                  United Kingdom        100%
Innovative Computer Concepts, Inc   United States         100%
Vantive International               Barbados              100%
Scotch Bonnet Integration, Inc      United States         100%